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                                                                    EXHIBIT 99.3

                                 AMENDMENT NO. 1
                            CARDINAL BANCSHARES, INC.
                         1992 LIMITED STOCK OPTION PLAN

                          CERTIFICATE OF ACTION OF THE
                         PLAN COMMITTEE OF THE BOARD OF
                     DIRECTORS OF CARDINAL BANCSHARES, INC.

         WHEREAS, the Board of Directors of Cardinal Bancshares, Inc. (the "Company") adopted the Cardinal Bancshares, Inc. 1992 Limited Stock Option Plan (the "Plan"), effective October 24, 1992; and

         WHEREAS, the Board of Directors of the Company at a meeting on March 22, 1993 has authorized the amendment of the Plan to provide for the reduction of the exercise period for options granted under the Plan to a maximum of ten
(10) years; and

         WHEREAS, the Plan authorizes the amendment of the Plan by the Plan Committee subject to the approval of the Company's Board of Directors;

         NOW, THEREFORE, BE IT RESOLVED that the Plan is hereby amended by the Plan Committee of the Board of Directors of the Company, effective March 22, 1993, in the following manner:

         1. Section 5C is hereby amended in its entirety to read as follows:

                  Period for Exercise of Options. Options shall be exercisable only during the period from the date of grant through December 31, 2001, only as and at the time provided below, and all Options shall lapse and cease to be exercisable upon the earliest of [x] the date of the termination of employment of the Optionee (other than by reason of Disability or Death, as set out below); [y] December 31, 2001;




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                  or [z] any earlier date expressly set forth in the grant. No
                  Option shall be exercisable before January 1, 1997 except in the event of an Optionee's Disability or Death, as provided below.

         2. Section 5C[4] is hereby amended in its entirety to read as follows:

                           [4] If the Corporation fails to achieve the
                  Cumulative Performance Goal, then all Options held by an Optionee as of that date shall become exercisable on and after January 1, 2001.

         3. Section 10 is hereby amended in its entirety to read as follows:

                           10. Termination. The Plan shall terminate on December
                  31, 2001. No Option shall be granted hereunder after termination of the Plan. Termination of the Plan, however, shall not affect the validity of any Option theretofore granted under the Plan.

         The undersigned certify that they constitute all the members of the Plan Committee of the Board of Directors of the Company.

         Effective this 22nd day of March, 1993.



/s/ Carol M. Gatton
----------------------------------
Carol M. Gatton


/s/ H. Jack Runnion
----------------------------------
H. Jack Runnion



Consent of Participants:


/s/ John S. Penn
----------------------------------
John S. Penn


/s/ James S. Mahan, III
----------------------------------
James S. Mahan, III





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